As filed with the Securities and Exchange Commission on October 6, 2016

Securities Act File No. 333-211171

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 1

Voya Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Scottsdale, Suite 100, Arizona 85258-2034

(Address of Principal Executive Offices) (Zip Code)

1-800-262-3862

(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

Voya Investment Management, Suite 100

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV and Class S of VY® T. Rowe Price Diversified Mid Cap Growth Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® Fidelity Mid Cap Portfolio, a series of Voya Partners, Inc., with and into VY® T. Rowe Price Diversified Mid Cap Growth Portfolio, a series of Voya Partners, Inc., as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on May 5, 2016 (File No. 333-211171) and amended on June 6, 2016 and June 13, 2016.

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Voya Partners, Inc.

(“Registrant”)

PART C:

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article Ninth, Section (d) of the Registrant’s Articles of Incorporation provides for indemnification of directors and officers. In addition, the Registrant’s officers and directors will be covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company.

Reference is also made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland which provides generally that (1) a corporation may (but is not required to) indemnify its directors for judgments, fines and expenses in proceedings in which the director is named a party solely by reason of being a director, provided the director has not acted in bad faith, dishonestly or unlawfully, and provided further that the director has not received any “improper personal benefit”; and (2) that a corporation must (unless otherwise provided in the corporation's charter or articles of incorporation) indemnify a director if he or she is successful on the merits in defending a suit against him or her by reason of being a director. The statutory provisions are not exclusive; a corporation may provide greater indemnification rights than those provided by statute.

ITEM 16. EXHIBITS

(1)	(a)	Articles of Incorporation for Voya Partners, Inc. (formerly known as Portfolio Partners, Inc.) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

	(b)	Articles of Amendment effective August 29, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

	(c)	Articles of Amendment effective May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant’s Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

	(d)	Articles of Amendment effective December 16, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(e)	Articles of Amendment effective May 1, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 11 to Registrant’s Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

	(f)	Articles of Amendment effective January 23, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 12 to Registrant’s Form N-1A Registration Statement on February 24, 2004 and incorporated herein by reference.

	(g)	Articles of Amendment effective May 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 13 to Registrant’s Form N-1A Registration Statement on April 27, 2004 and incorporated herein by reference.

	(h)	Articles of Amendment effective November 8, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(i)	Articles Supplementary to Articles of Incorporation effective August 20, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(j)	Articles Supplementary to Articles of Incorporation effective February 11, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

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(k)	Articles Supplementary to Articles of Incorporation effective January 17, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 10 to Registrant’s Form N-1A Registration Statement on February 3, 2003 and incorporated herein by reference.

(l)	Articles Supplementary to Articles of Incorporation effective June 10, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 14 to Registrant’s Form N-1A Registration Statement on July 2, 2004 and incorporated herein by reference.

(m)	Articles Supplementary to Articles of Incorporation effective November 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(n)	Articles of Amendment effective May 2, 2005 to Articles of Incorporation (name change) - Filed as an Exhibit to Post-Effective Amendment No. 20 to Registrant’s Form N-1A Registration Statement on April 1, 2005 and incorporated herein by reference.

(o)	Articles Supplementary dated August 8, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 23 to Registrant’s Form N-1A Registration Statement on August 12, 2005 and incorporated herein by reference.

(p)	Articles Supplementary dated November 23, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 25 to Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(q)	Articles Supplementary dated January 31, 2006 to the Articles of Incorporation of ING Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No.28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(r)	Articles of Amendment, effective April 28, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(s)	Article of Amendment effective August 7, 2006 regarding ING MFS Capital Opportunities Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 29 to Registrant’s Form N-1A Registration Statement on February 1, 2007 and incorporated herein by reference.

(t)	Articles of Amendment effective January 30, 2007 regarding the dissolution of ING Goldman Sachs Capital Growth Portfolio and ING Goldman Sachs Structured Equity Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(u)	Articles Supplementary effective June 13, 2007 regarding Solution Growth and Income Portfolio and Solution Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 33 to Registrant’s Form N-1A Registration Statement on June 28, 2007 and incorporated herein by reference.

(v)	Articles of Amendment effective August 20, 2007 regarding the name change of ING Davis Venture Value Portfolio – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(w)	Articles of Amendment effective November 29, 2007 regarding the dissolution of ING Fundamental Research Portfolio – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(x)	Articles Supplementary dated February 27, 2007 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(y)	Articles Supplementary dated January 16, 2009 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

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(z)	Articles Supplementary dated March 18, 2009 to the Articles of Incorporation of ING Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(aa)	Articles Supplementary dated April 1, 2009 regarding the name change of ING Columbia Small Cap Value II Portfolio – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(bb)	Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated June 22, 2009 – Filed as an exhibit to Post-Effective Amendment No. 47 to Registrant’s Form N-1A Registration Statement on December 3, 2009 and incorporated herein by reference.

(cc)	Articles of Amendment dated July 29, 2009 regarding the dissolution of ING American Century Large Company Value Portfolio and ING Neuberger Berman Partners Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(dd)	Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated March 19, 2010 regarding the creation of ING Solution Aggressive Growth Portfolio and ING Solution Conservative Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(ee)	Articles of Amendment effective April 30, 2010 regarding ING Legg Mason ClearBridge Aggressive Growth Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(ff)	Articles of Amendment effective September 8, 2011 regarding the dissolution of ING Baron Asset Portfolio and ING Fidelity® VIP Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(gg)	Articles of Amendment effective January 21, 2011 regarding ING Oppenheimer Global Strategic Income Portfolio name change – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(hh)	Articles of Amendment effective February 17, 2011 regarding the dissolution of ING Legg Mason ClearBridge Aggressive Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(ii)	Articles of Amendment effective April 29, 2011 regarding name change of ING Columbia Small Cap Value Portfolio, ING Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(jj)	Articles Supplementary dated August 19, 2011 to the Articles of Incorporation of ING Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 54 to Registrant’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

(kk)	Articles of Amendment dated September 23, 2011 regarding the dissolution of Adviser Class’ shares of ING Pioneer High Yield Portfolio – Filed as an exhibit to Post-Effective Amendment No. 56 to Registrant’s Form N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

(ll)	Articles of Amendment dated January 27, 2012 regarding the dissolution of Service 2 Class shares of ING Global Bond Portfolio – Filed as an exhibit to Post-Effective Amendment No. 57 to Registrant’s Form N-1A Registration Statement on April 23, 2012 and incorporated herein by reference.

(mm)	Articles of Amendment dated April 16, 2012 regarding name change of ING Baron Small Cap Growth Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

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(nn)	Articles of Amendment dated November 6, 2012 regarding name change of ING Thornburg Value Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(oo)	Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated February 28, 2013 regarding the creation of ING Solution Aggressive Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(pp)	Articles of Amendment dated April 22, 2013 regarding the dissolution of ING Growth and Income Core Portfolio and ING UBS U.S. Large Cap Equity Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(qq)	Articles of Amendment dated April 23, 2013 regarding the name change of ING Davis New York Venture Portfolio, ING Invesco Van Kampen Comstock Portfolio, ING Invesco Van Kampen Equity and Income Portfolio, ING Solution Aggressive Growth Portfolio, ING Solution Growth Portfolio, and ING Solution Moderate Portfolio – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(rr)	Articles of Amendment dated June 7, 2013 regarding the dissolution of Class S2 shares of ING Fidelity VIP Contrafund Portfolio and ING Fidelity VIP Equity-Income Portfolio – Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

(ss)	Articles of Amendment effective May 1, 2014 regarding the name change of ING PIMCO Total Return Portfolio to VY® PIMCO Bond Portfolio, of ING Partners, Inc. to Voya Partners, Inc. and name changes for all ING Partners Portfolios– Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

(tt)	Articles of Amendment effective December 12, 2014 regarding the name change of VY® PIMCO Bond Portfolio to Voya Aggregate Bond Portfolio – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(uu)	Articles Supplementary dated January 14, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the creation of Voya Solution 2060 Portfolio and Voya Index Solution 2060 Portfolio – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(vv)	Articles Supplementary dated April 7, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the classification of Class Z shares for the Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(ww)	Articles Supplementary dated June 26, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the dissolution of Service 2 Class shares of VY® Fidelity® VIP Mid Cap Portfolio – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(xx)	Articles Supplementary dated June 26, 2015 to Articles of Incorporation of Voya Partners, Inc. allocating additional shares to Service Class shares of Voya Solution Moderately Aggressive Portfolio – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(yy)	Articles Supplementary dated October 7, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the dissolution of Voya Aggregate Bond Portfolio, Voya Index Solution 2015 Portfolio and Voya Solution 2015 Portfolio – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(zz)	Articles Supplementary dated April 12, 2016 to Articles of Incorporation of Voya Partners, Inc. regarding the classification of Class R6 shares of certain Portfolios– Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

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(2)	(a)	By-laws - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

		(i)	Amendment to the By-laws of Voya Partners, Inc. (formerly, ING Partners, Inc.) dated November 10, 2005 – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization between VY® Fidelity® VIP Mid Cap Portfolio and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio each a series of Voya Partners, Inc. – Attached as Appendix A to the Proxy Statement/Prospectus.

(5)	Instruments Defining Rights of Security Holders (set forth in the Articles of incorporation which are incorporated by reference) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(6)	(a)	Amended and Restated Investment Management Agreement dated November 18, 2014, as amended and restated on May 1, 2015 between Voya Partners, Inc. and Directed Services LLC - Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

		(i)	Amended Schedule A, dated November 2015, to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015 – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

		(ii)	Letter Agreement dated May 1, 2015 between Directed Services LLC and Voya Partners, Inc. regarding waiver of advisory fee for VY® Templeton Foreign Equity Portfolio (when investing in Templeton Institutional Funds-Foreign Smaller Companies Series) – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

		(iii)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for Voya Global Bond Portfolio from May 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

		(iv)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® American Century Small-Mid Cap Value Portfolio from May 1, 2016 through May 1, 2017– Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

		(v)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Columbia Small Cap Value II Portfolio from May 1, 2016 through May 1, 2017– Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

		(vi)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Invesco Comstock Portfolio for the period from May 1, 2016 through May 1, 2017– Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

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	(vii)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® T. Rowe Price Growth Equity Portfolio for the period from May 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(viii)	Letter Agreement dated May 1, 2016 to reduce annual investment management fee for VY® T. Rowe Price Growth Equity Portfolio for the period from May 1, 2016 through and including May 1, 2017 (reduction in excess of $500,000 all Voya funds managed by T. Rowe Price) – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(ix)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Columbia Contrarian Core Portfolio for the period from May 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(x)	Letter agreement dated May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding waiver of a portion of the investment management fee for VY® Invesco Equity and Income Portfolio for the period from May 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(xi)	Letter agreement dated January 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding waiver of a portion of the investment management fee for VY® Templeton Foreign Equity Portfolio for the period from January 1, 2016 through May 1, 2017– Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(b)	Investment Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and T. Rowe Price Associates, Inc. - Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(c)	Investment Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and American Century Investment Management, Inc. - Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(d)	Investment Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and BAMCO, Inc. – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(e)	Investment Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and J.P. Morgan Investment Management, Inc. - Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(f)	Investment Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and INVESCO Advisers, Inc. – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(g)	Investment Sub-Advisory Agreement, effective November 18, 2014 between Directed Services LLC and OppenheimerFunds, Inc. — Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(h)	Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Pioneer Investment Management, Inc. - Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

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(i)	Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Templeton Investment Counsel, LLC - Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(i) Amendment effective as of January 1, 2016, to the Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Templeton Investment Counsel, LLC – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(j)	Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Columbia Management Investment Advisers, LLC – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(k)	Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Voya Investment Management Co. LLC regarding Voya Global Bond Portfolio, certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(i) Amended Schedule A effective November 2015 to the Sub-Advisory Agreement between Directed Services LLC and Voya Investment Management Co. LLC – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(l)	Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Voya Investment Management Co. LLC regarding certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(i) Amended Schedule A effective February 9, 2015 to the Sub-Advisory Agreement between Directed Services LLC and Voya Investment Management Co. LLC regarding certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(m)	Expense Limitation Agreement effective January 1, 2016 between Directed Services LLC and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(i) Amended Schedule A effective May 1, 2016 to the Expense Limitation Agreement effective January 1, 2016 between Directed Services LLC and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(n)	Expense Limitation Agreement regarding Voya Solution Portfolios, Voya Index Solution Portfolios and Voya Fidelity VIP Portfolios, effective January 1, 2016, between Directed Services LLC and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(i) Amended Schedule A regarding Voya Solution Portfolios, Voya Index Solution Portfolios and Voya Fidelity VIP Portfolios, effective May 1, 2016 to the Expense Limitation Agreement between Directed Services LLC and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(0)	Letter agreement effective May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for VY® Invesco Comstock Portfolio from May 1, 2016 through May 1, 2017 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

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	(p)	Letter agreement effective May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for VY® Columbia Contrarian Core Portfolio from May 1, 2016 through May 1, 2017 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(q)	Letter agreement effective May 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for VY® Templeton Foreign Equity Portfolio from May 1, 2016 through May 1, 2017 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(r)	Letter agreement effective January 1, 2016 between Directed Services LLC and Voya Partners, Inc. regarding expense limitation for Class Z shares of Voya Index Solution Portfolios from January 1, 2016 through May 1, 2018 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(s)	Letter Agreement dated January 1, 2016 regarding expense limitation recoupment for Voya Global Bond Portfolio, and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(7)	(1)	Distribution Agreement dated November 18, 2014 between the Voya Partners, Inc. and Voya Investments Distributor, LLC – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(i) Amended Schedule A effective November 19, 2015, to the Distribution Agreement between Voya Partners, Inc. and Voya Investments Distributor, LLC — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(8)	Not Applicable.

(9)	(a)	Custody Agreement dated January 6, 2003 between Voya Partners, Inc. and The Bank of New York Mellon- Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i) Amended Exhibit A effective April 18, 2016 to the Custody Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(b)	Foreign Custody Manager Agreement dated January 6, 2003, with The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i) Amended Exhibit A effective April 18, 2016 to the Foreign Custody Manager Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(ii) Amended Schedule 2 effective June 4, 2008 to the Foreign Custody Manager Agreement dated January 6, 2003 with the Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

	(c)	Fund Accounting Agreement dated January 6, 2003, with The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

10

(i) Amended Exhibit A effective April 18, 2016 to the Fund Accounting Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(10)	(a)	Second Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Adviser Class shares approved September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

	(b)	Third Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Service 2 Class shares effective May 1, 2016 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(i) Letter Agreement, dated May 1, 2016, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class S2 shares of VY® Invesco Equity and Income Portfolio for the period from May 1, 2016 through May 1, 2017 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(c)	Third Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Class T shares effective May 1, 2016 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(d)	Second Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Adviser Class Shares approved September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

	(e)	Second Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service Class Shares approved September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

	(f)	Second Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Class T Shares approved September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(i) Amended Schedule A, effective September 10, 2015, to the Second Amended and Restated Shareholder Servicing Plan regarding Class T shares — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(g)	Second Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service 2 Class shares approved September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(i) Amended Schedule A, effective September 10, 2015, to the Second Amended and Restated Shareholder Servicing Plan regarding Service 2 Class shares — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(h)	Fifth Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System amended as of March 18, 2016 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(11)	Opinion and Consent of Counsel – Filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 filed on May 5, 2016 and incorporated herein by reference.

(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

11

(13)	(a)	License Agreement between Aetna and T. Rowe Price Associates, Inc. - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

	(b)	Transfer Agency Services Agreement dated February 25, 2009 by and between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(i) Amended Exhibit A, effective February 9, 2015, to the Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(ii) Amendment to Transfer Agency Services Agreement, effective February 8, 2011, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

	(c)	Securities Lending Agreement and Guaranty, dated August 7, 2003, between Voya Partners, Inc. and The Bank of New York Mellon - Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on December 6, 2005 and incorporated herein by reference.

(i) Amended Exhibit A, effective April 18, 2016, to the Securities Lending Agreement and Guaranty dated August 7, 2003 between Voya Partners, Inc. and The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

	(d)	Delegation Agreement - Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant's Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

	(g)	Service Agreement between Directed Services LLC and Golden American Life Insurance Company effective July 13, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(h)	Service Agreement between Directed Services LLC and ReliaStar Life Insurance Company effective December 6, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(i)	Service Agreement between Directed Services LLC and ReliaStar Life Insurance Company of New York effective December 6, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(j)	Service Agreement between Directed Services LLC and Southland Life Insurance Company effective as of May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(k)	Service Agreement between Directed Services LLC and Security Life of Denver Insurance Company effective May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

	(l)	Administrative Services Sub-Contract effective as of May 1, 2015, between Directed Services, LLC and Voya Investments, LLC – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(i) Amended Schedule A dated November 2015 to the Administrative Services Sub-Contract effective as of May 1, 2015, between Directed Services, LLC and Voya Investments, LLC — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

12

(14)	Consent of the independent registered public accounting firm – Filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 filed on May 5, 2016 and incorporated herein by reference.

(15)	Not applicable.

(16)	Powers of Attorney – Filed as exhibits to the Registrant’s Registration Statement on Form N-14 filed on May 5, 2016 and incorporated herein by reference.

(17)	Not applicable.

ITEM 17. UNDERTAKINGS

1.	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.	The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

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SIGNATURES

As required by the Securities Act of 1933, this Registration Statement on Form N-14 has been duly signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 5th day of October, 2016.

Voya Partners, Inc.

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Todd Modic*	Senior Vice President Chief/Principal Financial Officer	October 5, 2016

Colleen D. Baldwin*	Trustee	October 5, 2016

John V. Boyer*	Trustee	October 5, 2016

Patricia W. Chadwick*	Trustee	October 5, 2016

Peter S. Drotch*	Trustee	October 5, 2016

Martin J. Gavin*	Trustee	October 5, 2016

Russell H. Jones*	Trustee	October 5, 2016

Patrick W. Kenny*	Trustee	October 5, 2016

Shaun P. Mathews*	Interested Trustee and President and Chief Executive Officer	October 5, 2016

Joseph E. Obermeyer*	Trustee	October 5, 2016

Sheryl K. Pressler*	Trustee	October 5, 2016

Christopher P. Sullivan*	Trustee	October 5, 2016

Roger B. Vincent*	Trustee	October 5, 2016

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Trustee - Filed as exhibits to the Registrant’s Registration Statement on Form N-14 filed on May 5, 2016 and incorporated herein by reference.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences

15